EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Next 1 Interactive, Inc.

We consent to the inclusion of our report dated June 8, 2010 in Form 10-K of Next 1 Interactive, Inc. for the year ended February 28, 2010, relating to the consolidated balance sheet of the Company as of February 28, 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended.

/s/ Kramer Weisman and Associates, LLP

June 15, 2011
Davie, Florida